UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 21, 2016

AMERICAN MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2103 CityWest Boulevard Building #4, Suite 800 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 815-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 21, 2016, Michael Suder resigned as President and Chief Executive Officer of American Midstream Terminaling, LLC, American Midstream Blackwater, LLC, Blackwater Investments, Inc., Blackwater Midstream Corp., Blackwater New Orleans, L.L.C., Blackwater Georgia, L.L.C., Blackwater Maryland, L.L.C. and Blackwater Harvey, LLC, all wholly-owned, indirect subsidiaries of American Midstream Partners, LP (the “Partnership”). In connection with the resignation, the Partnership and Mr. Suder entered into a Separation Agreement and Release and Waiver (the “Separation Agreement”), pursuant to which the Partnership agreed to pay Mr. Suder $300,000 in bi-weekly installments for 52 weeks. Additionally, during the 12-month period following November 21, 2016, to the extent that Mr. Suder is eligible for and elects to continue coverage under the Partnership’s medical, vision and dental benefit plans, the Partnership will pay to the benefit administrator on behalf of Mr. Suder an amount equal to the amount the Partnership contributes towards the cost of coverage for a similarly situated active employee. The Separation Agreement also terminates the employment agreement by and between the Partnership and Mr. Suder originally entered into on October 9, 2012, except that Mr. Suder must continue to comply with certain provisions related to the protection of confidential information under such agreement. There were no disagreements between Mr. Suder and the General Partner, the Partnership or any officer or Director of the General Partner which led to Mr. Suder’s resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

	By:	/s/ Eric Kalamaras
	Name:	Eric Kalamaras
	Title:	Senior Vice President and Chief Financial Officer

November 28, 2016

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